EXHIBIT 10.1

WAIVER
TO HINES GLOBAL REIT II ADVISORY AGREEMENT

THIS WAIVER TO HINES GLOBAL REIT II ADVISORY AGREEMENT (this “Waiver”) is executed by Hines Global REIT II Advisors LP, a Texas limited partnership (the “Advisor”), as of the 22nd day of September, 2014, to be effective as provided herein below. Reference is hereby made to that certain Advisory Agreement, dated as of August 15, 2014 (the “Advisory Agreement”), among Hines Global REIT II Properties, LP, a Delaware limited partnership (the “Company”), the Advisor, and Hines Global REIT II, Inc., a Maryland corporation. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Advisory Agreement.
WHEREAS, Section 9.02 of the Advisory Agreement provides that the Company shall pay to the Advisor asset management fees equal to 0.0625% of the cost of our real estate investments as of the end of the applicable month (in addition to the reimbursements for all expenses as provided in Article 10 of the Advisory Agreement);
WHEREAS, effective October 1, 2014 until December 31, 2014, the Advisor has offered to waive its right to receive any of the asset management fees payable by the Company each month under Section 9.02 to the extent that, and only to the extent that, the Company’s “Modified Funds from Operations” (as calculated and disclosed in the Company’s annual report filed with the U.S. Securities and Exchange Commission) (“MFFO”) for the quarter ending December 31, 2014, amounts to less than 100% of the aggregate distributions to the Company’s stockholders declared for the quarter; and
WHEREAS, the Board accepted the offer from the Advisor, and the Advisor now desires to document its waiver of the asset management fees provided by Section 9.02 of the Advisory Agreement as stated above.
NOW THEREFORE, the Advisor hereby agrees as follows:
1.Effective from October 1, 2014 until December 31, 2014, the Advisor hereby waives its rights under Section 9.02 of the Advisory Agreement to receive the asset management fees to the extent, and only to the extent that, the Company’s MFFO for the quarter ending December 31, 2014, amounts to less than 100% of the aggregate distributions to the Company’s stockholders declared for the quarter. For the avoidance of doubt, the reimbursements and other fees provided for in Article 10 of the Advisory Agreement shall not be reduced or altered in any manner by this Waiver, and this Waiver shall only be effective until December 31, 2014, at which time the full 0.0625% asset management fee shall again be payable and resume on January 1, 2015; provided that the Advisory Agreement is still in effect and has not been terminated or superseded by another agreement among the parties.

2.The Advisor agrees that, except as expressly modified by this Waiver, the Advisory Agreement shall remain in full force and effect as modified by this Waiver. This Waiver shall not be a waiver of any other section or provision of the Advisory Agreement. This Waiver shall be governed by and construed in accordance with the laws of the State of Texas, without regard to that body of law pertaining to choice of laws or conflict of laws.

This Waiver to Hines Global REIT II Advisory Agreement is hereby executed as of the date first set forth above to be effective as provided herein above.
1 Provided that, if the board of directors of Hines Global REIT II, Inc. has determined an estimated net asset value per share, then, with respect to the real estate investments included in the boards of directors’ determination, the asset management fees will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of the applicable month (rather than the cost of such real estate investments).

HINES GLOBAL REIT II ADVISORS LP
By:	Hines Global REIT II Advisors GP LLC, its general partner

By:	/s/ Sherri W. Schugart
Sherri W. Schugart
Manager